                                                                EXHIBIT 99.10(b)

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of Mutual of America Life Insurance Company and Contract Owners of Mutual of America Separate Account No. 2

We consent to use of our reports dated February 21, 2003 on the financial statements of Mutual of America Separate Account No. 2 as of and for the year-ended December 31, 2002 and to our report dated March 20, 2003 on the consolidated statutory financial statements of Mutual of America Life Insurance Company as of and for the year ended December 31, 2002 included herein. The audit report for the Mutual of America Life Insurance Company also refers to a required change in method of accounting for income taxes.

We also consent to the references to our firm under the headings "Unit Value Information for the Separate Account Funds" in Appendix A to the prospectus and "Experts" in the Statement of Additional Information.

/s/ KPMG LLP

New York, NY
April 25, 2003